Exhibit 99.1

CONSENT OF MOELIS & COMPANY LLC

June 4, 2021

Board of Directors

Realty Income Corporation

11995 El Camino Real

San Diego, CA 92130

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated April 28, 2021, to the Board of Directors of Realty Income Corporation (“Realty Income”) as Annex B to, and to the references thereto under the headings “Summary—Opinion of Realty Income’s Financial Advisor”, “The Mergers—Background of the Mergers”, “The Mergers—Realty Income’s Reasons for the Mergers; Recommendations of the Realty Income Board of Directors” and “The Mergers—Opinion of Realty Income’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving VEREIT, Inc. and Realty Income, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Realty Income (the “Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

MOELIS & COMPANY LLC